EXHIBIT 99.1

At eGames, Inc.                 At The Financial Relations Board:
---------------                 ---------------------------------
Jerry Klein                     Glenn Sapadin (212) 661-8030 (General Inquiries)
President and CEO               Jean Young (212) 661-8030 (Investor Inquiries)
(215) 750-6606 (Ext. 118)       Deanne Eagle (212) 661-8030 (Media Inquiries)

For Immediate Release

                       eGAMES ANNOUNCES RECORD FISCAL 2000
                              FIRST QUARTER RESULTS

                            Fiscal 2000 1Q Highlights

o Net sales increase 64%, to $4.1 million
o Net income grows 43% to $577,000, or $0.06 per diluted share
o Enters new relationship with OfficeMax to carry complete line of Game Master(TM) products
o Achieves new distribution relationships with Office Depot, Circuit City, Babbages, Musicland and more than a dozen other retail chains
o Expands international distribution into five new countries
o Builds strategic partnership with Conducent, Inc. to enable advertising on its entertainment software

Langhorne, PA - October 20, 1999 - eGames, Inc. (Nasdaq: EGAM), a leading publisher and developer of Family Friendly(TM), value-priced computer software games for players of all ages, today announced record results for the first quarter of fiscal 2000, ended September 30, 1999.

                          Record First Quarter Results

For the first quarter of fiscal 2000, the Company's net sales increased 64% to $4.1 million, compared to $2.5 million for the first quarter of fiscal 1999. This increase in sales reflects both increased shipments to certain existing customers and first-time shipments to new customers, both domestically and abroad. Of note, international sales for the first three months of fiscal 2000 grew approximately 44% to $649,000, compared to $451,000 for the same three-month period of fiscal 1999. The Company's international sales were particularly strong in Germany and the United Kingdom.

Net income for the fiscal 2000 first quarter rose 43% to $577,000, or $0.06 per diluted share, compared to net income of $403,000, or $0.04 per diluted share for the fiscal 1999 first quarter.

The Company's fiscal 2000 first quarter gross and operating margins were 61.1% and 16.3%, respectively, compared to 64.9% and 17.6% for the fiscal 1999 first quarter. This decrease in margins reflects increased freight costs associated with the Company's expansion into new retail outlets and higher royalty costs associated with the Company's shift to 100% "full-release" products, in contrast to shareware products that were still part of the Company's product line in the fiscal 1999 first quarter. Management anticipates that the Company's margins will benefit in subsequent quarters from improved economies of scale as it more deeply penetrates its newer markets leading to increased unit sales volumes. Importantly, eGames' operating expenses were down as a percentage of net sales, reflecting management's ability to effectively manage the Company's SG&A and product development expenses during the quarter.

Building New Relationships

Among the Company's new retail partnerships established during the first three months of fiscal 2000 are relationships with Office Max, Office Depot, Staples, Circuit City, Sam's Club, Babbages, Hastings, Musicland, Boscov's, Fry's, Nationwide Computers, BJ's Wholesale and AAFES. AAFES is the military Army/Air Force Exchange Stores.

Also of note, in July the Company announced a new partnership with Conducent, Inc., which will enable eGames to incorporate advertising and Internet functionality (search, e-commerce buttons) into the eGames software. Conducent's technology is expected to generate valuable end-user data for eGames' market research efforts and has the potential to provide incremental advertising revenue. In addition, Conducent's relationships with leading Internet portals, including Lycos, have provided a means for increasing the visibility of the eGames brand. As previously announced, visitors to the Lycos.com web site can now download and play many of the eGames demos and hyperlink to the eGames web site via Lycos.com to shop in the eGames superstore.

Comments From Management

According to Jerry Klein, President and Chief Executive Officer of eGames, "Fiscal 2000 has started off to be a very exciting year for eGames. Our significantly improved profitability reflects our ability to more deeply penetrate our existing retail base and build new retail relationships as we continue to implement our direct-to-market strategy. Over the past three months alone we have entered into new distribution relationships with more than a dozen major retail chains. These relationships are in addition to last quarter's announcement of new relationships with Rite Aid, Toys R Us and Electronics Boutique. Importantly, 19 of the top 20 retail chains nationwide are now our customers.

"In addition to these new domestic retail relationships, we have also expanded our international distribution over the past three months into five new countries, bringing our overall total retail distribution to more than 35 countries. Moreover, we are now publishing our titles in six different languages: French, German, Spanish, Italian, Portuguese, and English," said Mr. Klein.

"Behind this success, our exceptional sales and marketing team continues to demonstrate its ability to build strong relationships with buyers. This was further demonstrated by our being nominated by retail buyers at the September Retail Vision Trade Show for the Best Merchandising Program and Best Product in the Edutainment/Entertainment category.

"Our eGames brand has been experiencing strong sell though at many retail outlets, which has led to a number of our existing retail partners expanding the number of eGames' titles they carry. As a case in point, during the past three months Wal-Mart has added six new eGames' titles to their in-store display. This has been made possible by our continued focus on delivering high-quality games to the rapidly growing family friendly, value-priced segment of the home computer market," continued Mr. Klein.

"Six months ago we embarked on an aggressive new distribution strategy which has enabled us to emerge as a stronger company with a significantly broader reach. I am very pleased with the results of that decision given our current market position and where we see ourselves heading as we proceed farther along into fiscal 2000. Specifically, for the remainder of fiscal 2000 we plan to maintain our sharp focus on building relationships, delivering quality product and growing the eGames brand," concluded Mr. Klein.

As of September 30, 1999, the Company's balance sheet remains strong with a current ratio of 2.2 and a long-term debt to total capitalization ratio of less than 5%.

eGames, Inc., headquartered in Langhorne, Pa., develops, publishes and markets a diversified line of personal computer software primarily for consumer entertainment and personal productivity. eGames promotes the eGames(TM), Game Master Series(TM), Multi-Pack and Galaxy of Home Office Help(TM) brand names (the "eGames Series") in order to generate customer loyalty, encourage repeat purchases and differentiate the eGames Software products to retailers and consumers.

Additional information regarding eGames, Inc. can be found on the Company's web site at www.egames.com.

This press release contains certain forward-looking statements, including without limitation, statements regarding improvements to eGames' gross profit and operating margins, eGames' ability to successfully integrate the Conducent, Inc. advertising technology into its products; eGames' ability to generate advertising revenue as a result of its partnership with Conducent, Inc.; eGames ability to continue to expand the distribution of its products into retail markets; and the success of eGames' new sales and distribution strategy. The actual results achieved by eGames and the factors that could cause actual results to differ materially from those indicated by the forward-looking statements are in many ways beyond eGames' control. eGames cautions readers that the following important factors, among others, could cause the Company's actual results to differ materially from those expressed in this press release: eGames' ability to continue to enter into new distribution and direct sales relationships on commercially acceptable terms; the allocation of adequate shelf space for eGames' products in major chain retail stores; successful sell-through results for eGames' products at retail stores; downward pricing pressure; fluctuating costs of developing, producing and marketing the Company's products; the Company's ability to license or develop quality content for its products; the timeliness and success of developing and selling products; the acceptance by the market of the eGames products; consumers' continuing demand for value-priced software; competition; the ability to create successful strategic partnerships and implement its Internet strategy; and various other factors described in eGames' reports, including Form 10-KSB, dated June 30, 1999, filed by eGames (formerly RomTech) with the Securities and Exchange Commission.

                            -financial tables follow-
                                  eGames, Inc.
                      Consolidated Statements of Operations
                                   (Unaudited)


                                                          Three months ended
                                                            September 30,
                                                       -------------------------

                                                          1999          1998
                                                          ----          ----
Net sales                                              $ 4,117,575   $ 2,506,200

Cost of sales                                            1,603,308       880,577
                                                       -----------   -----------

Gross profit                                             2,514,267     1,625,623

Operating expenses:
    Product development                                    242,847       205,667
    Selling, general and administrative                  1,600,406       979,642
                                                       -----------   -----------

        Total operating expenses                         1,843,253     1,185,309
                                                       -----------   -----------

Operating income                                           671,014       440,314

Interest expense, net                                        5,100        10,649
                                                       -----------   -----------

Income before income taxes                                 665,914       429,665

Provision for income taxes                                  89,295        26,300
                                                       -----------   -----------

Net income                                             $   576,619   $   403,365
                                                       ===========   ===========

Net income per common share:

       - Basic                                         $      0.06   $      0.04
                                                       ===========   ===========
       - Diluted                                       $      0.06   $      0.04
                                                       ===========   ===========

Weighted average common shares outstanding - Basic       9,633,973     9,442,329

Dilutive effect of common stock equivalents                503,569       164,508
                                                       -----------   -----------

Weighted average common shares outstanding - Diluted    10,137,542     9,606,837
                                                       ===========   ===========




                                  eGames, Inc.
                           Consolidated Balance Sheet
                                   (Unaudited)


                                                                       As of
                                                                   September 30,
                                     ASSETS                            1999
                                                                       ----
Current assets:
   Cash and cash equivalents                                        $   549,964
   Accounts receivable, net of allowances totaling $1,007,949         4,581,159
   Inventory                                                          1,104,617
   Prepaid expenses                                                      74,129
                                                                    -----------
          Total current assets                                        6,309,869

Furniture and equipment, net                                            358,714
Other assets                                                            435,754
                                                                    -----------
          Total assets                                              $ 7,104,337
                                                                    ===========


                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Note payable                                                     $    51,283
   Accounts payable                                                   1,698,920
   Accrued expenses                                                   1,073,005
   Capital lease obligations                                             22,025
                                                                    -----------
          Total current liabilities                                   2,845,233

Capital lease obligations, net of current portion                        18,284
Note payable, net of current portion                                    161,434
Convertible subordinated debt                                           150,000
                                                                    -----------
          Total liabilities                                           3,174,951

Stockholders' equity:

   Common stock, no par value (40,000,000 shares authorized;
          9,893,390 issued and 9,661,490 outstanding)                 8,984,889
   Additional paid in capital                                         1,148,550
   Accumulated deficit                                               (5,691,550)
   Treasury stock, at cost - 231,900 shares                            (501,417)
   Accumulated other comprehensive loss                                 (11,086)
                                                                    -----------
          Total stockholders' equity                                  3,929,386
                                                                    -----------
          Total liabilities and stockholders' equity                $ 7,104,337
                                                                    ===========
